Exhibit 99.2

2.60 1.80 2.15 3.30 3.75 5.10 0.15 5.10 4.50 - logo 0.15 Investor Presentation March 2017

Disclaimer

THIS PRESENTATION HAS BEEN PREPARED FOR USE BY CAPITOL ACQUISITION CORP. III ("CAPITOL") AND CANYON HOLDINGS S.À R.L. ("CISION") IN CONNECTION WITH THEIR PROPOSED BUSINESS COMBINATION. SUCH PRESENTATION MAY BE PRESENTED TO CERTAIN OF CAPITOL'S STOCKHOLDERS, AS WELL AS OTHER PERSONS WHO MIGHT BE INTERESTED IN PURCHASING CAPITOL'S SECURITIES, IN CONNECTION WITH THE BUSINESS COMBINATION.

CAPITOL AND CISION AND THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS, UNDER SEC RULES, MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES OF CAPITOL'S STOCKHOLDERS IN CONNECTION WITH THE PROPOSED TRANSACTION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN MORE DETAILED INFORMATION REGARDING THE NAMES AND INTERESTS IN THE PROPOSED TRANSACTION OF CAPITOL'S DIRECTORS AND OFFICERS IN CAPITOL'S FILINGS WITH THE SEC, INCLUDING CAPITOL'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016, WHICH WAS FILED WITH THE SEC ON MARCH 10, 2017. INFORMATION REGARDING THE PERSONS WHO MAY, UNDER SEC RULES, BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES TO CAPITOL'S SHAREHOLDERS IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION WILL BE SET FORTH IN THE REGISTRATION STATEMENT FOR THE PROPOSED BUSINESS COMBINATION WHEN AVAILABLE. ADDITIONAL INFORMATION REGARDING THE INTERESTS OF PARTICIPANTS IN THE SOLICITATION OF PROXIES IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION WILL BE INCLUDED IN THE REGISTRATION STATEMENT THAT CAPITOL INTENDS TO CAUSE THE COMPANY TO FILE WITH THE SEC.

INVESTORS AND SECURITY HOLDERS OF CAPITOL AND CISION ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. INVESTORS AND SECURITY HOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF THE PROXY STATEMENT, PROSPECTUS AND OTHER DOCUMENTS CONTAINING IMPORTANT INFORMATION ABOUT CAPITOL AND CISION ONCE SUCH DOCUMENTS ARE FILED WITH THE SEC, THROUGH THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. COPIES OF THE DOCUMENTS FILED WITH THE SEC BY CAPITOL AND/OR CISION WHEN AND IF AVAILABLE, CAN BE OBTAINED FREE OF CHARGE ON CAPITOL'S WEBSITE AT WWW.CAPITOLACQUISITION.COM OR BY DIRECTING A WRITTEN REQUEST TO CAPITAL ACQUISITION CORP. III, 509 7TH STREET NW, WASHINGTON D.C. 20004 OR BY EMAILING INFO@CAPITOLACQUISITION.COM; AND/OR ON CISION'S WEBSITE AT WWW.CISION.COM OR BY DIRECTING A WRITTEN REQUEST TO CISION, 130 EAST RANDOLPH ST. 7TH FLOOR, CHICAGO, IL 60601 OR BY EMAILING ASKCISION@CISION.COM.

SOME OF CISION'S FINANCIAL INFORMATION AND DATA CONTAINED HEREIN DOES NOT CONFORM TO SEC REGULATION S-X IN THAT IT INCLUDES CERTAIN FINANCIAL INFORMATION (EBITDA) NOT DERIVED IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP"). ACCORDINGLY, SUCH INFORMATION AND DATA WILL BE ADJUSTED AND PRESENTED DIFFERENTLY IN CAPITOL'S PROXY STATEMENT TO SOLICIT STOCKHOLDER APPROVAL OF THE PROPOSED TRANSACTION. CAPITOL AND CISION BELIEVE THAT THE PRESENTATION OF NON-GAAP MEASURES PROVIDES INFORMATION THAT IS USEFUL TO INVESTORS AS IT INDICATES MORE CLEARLY THE ABILITY OF CISION TO MEET CAPITAL EXPENDITURES AND WORKING CAPITAL REQUIREMENTS AND OTHERWISE MEET ITS OBLIGATIONS AS THEY BECOME DUE.

THE FINANCIAL PROJECTIONS INCLUDED IN THIS PRESENTATION ARE FORWARD-LOOKING STATEMENTS THAT ARE BASED ON ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND CAPITOL'S AND CISION'S CONTROL. WHILE ALL PROJECTIONS ARE NECESSARILY SPECULATIVE, CAPITOL AND CISION BELIEVE THAT THE PROSPECTIVE FINANCIAL INFORMATION COVERING PERIODS BEYOND TWELVE MONTHS FROM ITS DATE OF PREPARATION CARRIES INCREASINGLY HIGHER LEVELS OF UNCERTAINTY AND SHOULD BE READ IN THAT CONTEXT. THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR MATERIALLY LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF PROJECTIONS IN THIS PRESENTATION SHOULD NOT BE REGARDED AS AN INDICATION THAT CAPITOL AND CISION, OR THEIR REPRESENTATIVES, CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS.

NEITHER CAPITOL NOR CISION UNDERTAKE ANY OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY LAW. IMPORTANT FACTORS, AMONG OTHERS, THAT MAY AFFECT ACTUAL RESULTS INCLUDE: CISION'S ABILITY TO EXECUTE ON ITS PLANS TO DEVELOP AND MARKET NEW PRODUCTS AND THE TIMING OF THESE DEVELOPMENT PROGRAMS; CISION'S ESTIMATES OF EXPENSES AND FUTURE REVENUES AND PROFITABILITY; CISION'S ESTIMATES OF THE SIZE OF THE MARKETS FOR ITS SOLUTIONS; THE RATE AND DEGREE OF MARKET ACCEPTANCE OF CISION'S SOLUTIONS; THE SUCCESS OF OTHER COMPETING TECHNOLOGIES THAT MAY BECOME AVAILABLE; THE IMPACT OF FOREIGN CURRENCY EXCHANGE RATE AND INTEREST RATE FLUCTUATIONS ON CISION'S RESULTS; CISION'S ABILITY TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS; THE VALUATION OF CISION'S DEFERRED TAX ASSETS; CISION'S ESTIMATES REGARDING ITS CAPITAL REQUIREMENTS; CISION'S ABILITY TO IDENTIFY AND INTEGRATE ACQUISITIONS; THE PERFORMANCE AND SECURITY OF CISION'S SERVICES; RELIANCE ON THIRD PARTY HARDWARE, SOFTWARE AND PLATFORM PROVIDERS; DEPENDENCY ON THE DEVELOPMENT AND MAINTENANCE OF THE INFRASTRUCTURE OF THE INTERNET; POTENTIAL LITIGATION INVOLVING CAPITOL OR CISION; AND GENERAL ECONOMIC AND MARKET CONDITIONS IMPACTING DEMAND FOR CISION'S SERVICES. OTHER FACTORS INCLUDE THE POSSIBILITY THAT THE PROPOSED TRANSACTION DOES NOT CLOSE, INCLUDING DUE TO THE FAILURE TO RECEIVE REQUIRED SECURITY HOLDER APPROVALS, OR THE FAILURE OF OTHER CLOSING CONDITIONS.

NEITHER CAPITOL NOR CISION MAKES ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS PRESENTATION. THIS PRESENTATION IS NOT INTENDED TO BE ALL-INCLUSIVE OR TO CONTAIN ALL THE INFORMATION THAT A PERSON MAY DESIRE IN CONSIDERING AN INVESTMENT IN CAPITOL AND IS NOT INTENDED TO FORM THE BASIS OF ANY INVESTMENT DECISION IN CAPITOL.

THIS PRESENTATION SHALL NEITHER CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

CISION CAPITOL III

Presenters Kevin Akeroyd Chief Executive Officer Mark D. Ein Chairman & Chief Executive Officer L. Dyson Dryden President & Chief Financial Officer Jack Pearlstein Executive VP & Chief Financial Officer

1. Capitol Investment Thesis 2. Cision Overview 3. Industry Overview 4. Growth Strategy 5. Financial Overview 6. Business Combination Appendix Agenda

Capitol Investment Thesis

Capitol Investment Thesis

- **Compelling Market Opportunity.** The proven success and compelling ROI of earned media to build brands in recent years, combined with the declining efficacy of traditional paid media advertising, is driving CMOs to shift their focus and marketing budgets toward earned media, thereby expanding Cision's market opportunity beyond PR software and services to include the $32 billion marketing software and ultimately the $195 billion(+) digital marketing and data markets
- **Global Cloud-Based PR Solutions Leader.** Cision is a leader in the $3 billion global communications intelligence software and services market with over $600 million of annual revenue[(1)] generated from a complete platform of products covering each major PR category: media monitoring, analysis, database, and distribution
- **Highly Attractive, Heavily Diversified, Recurring Revenue Model**. SaaS delivery model with subscription and recurring revenue representing approximately 82% of total revenue base, renewal rates of 82%[(2)], and top 25 of 75,000+ customers representing 3% of revenues
- **Substantial Free Cash Flow Generation**. Cision's EBITDA growth and strong free cash flow conversion (87% Adjusted EBITDA to unlevered FCF[(3)]) drive rapid debt paydown, which provides an attractive base equity return
- **Industry Standard Platform Poised for Significant Growth.** Cision with the Cision Communications Cloud™ (C3), is a reference platform for earned media. With an increased focus on influencer and audience data tracking, C3 plans to deliver valuable analytics on end user reach and engagement, and ultimately attribute purchase data back to key sources and provide an additional potential significant layer of recurring revenue for Cision
- **Attractive M&A Platform and Synergy Opportunity.** Cision and GTCR have deep expertise in acquiring and integrating complementary businesses and management has a successful track record of technology integration. The team is currently delivering on its integration plan for PR Newswire, which is expected to bring significant cost and cross-selling synergies. Cision also has a robust pipeline of accretive and strategic acquisitions that are expected to be a meaningful contributor to growth going forward
- **Experienced Leadership Team with a Proven Track Record**. Kevin Akeroyd, CEO, built the Oracle Marketing Cloud prior to joining Cision. He has 25 years of experience in reshaping modern digital, social and mobile marketing globally. Jack Pearlstein boasts a highly successful track record as CFO of four GTCR backed companies (of which three completed IPOs)
- **Top Tier Sponsorship.** Capitol has completed two prior highly successful SPAC transactions and has a long history of building and investing in growth companies. GTCR is one of the most successful private equity firms in the nation with a long track record of investing in, building and growing technology companies
- **Attractive Valuation.** Transaction values the company at a discount to comparable publicly traded companies, while Cision's financial metrics compare favorably

Sources: Burton-Taylor Consulting Research, IDC, Statista.

(1) Pro forma for a full year of (i) the acquisition of PR Newswire, completed June 2016; (ii) the divestiture of The Vintage Group, completed March 2017; and (iii) the acquisition of a business intelligence and media analysis provider, signed March 2017.

(2) Represents Cision U.S. recoup rates, including client upsell.

(3) 2017 estimated Adj. EBITDA - capex.

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CISION CAPITOL III

Cision Overview

The Next Enterprise Cloud Platform Finance professionals Communications professionals HR professionals Sales professionals Cision is a go - to global SaaS platform for communications professionals and is transforming the corporate PR function much like other SaaS solutions transformed finance, HR, sales, & marketing Marketing professionals 2

Cision Offers a Comprehensive Product Suite

Cision helps brands communicate with key constituents and both understand and influence public perception in an increasingly complex media landscape

CISION

Media Database

Search for, filter and contact key journalists, bloggers and influencers in database integrated with CRM, content generation and distribution features; track interactions

- **#1 industry database**(1)
- **1.6m** contacts
- **300k** digital influencers
- **200** countries
- **20k** daily updates

Media Distribution

Execute campaigns and distribute corporate news, events info, content and multimedia through press releases, web and email

- **#1 distribution network**(1)
- **170+** countries
- **900k** global contacts
- **10k+** distribution points
- **24/7** editorial support

Media Monitoring

Monitor coverage and store articles, content and corporate news from global print, digital, social, TV, and radio sources

- **150+** countries
- **24/7** news cycle
- **2m+** stories delivered daily
- **150m** digital platforms

Media Analysis

Report, analyze and share media and campaign effectiveness, sentiment, and perception through online reporting

- **150m+** sources
- **300k** influencers
- **200+** charts and reports
- **Real-time** reporting

Cision Acquired Capabilities

Media Database	Media Distribution	Media Monitoring	Media Analysis
Vocus, Gorkana	PR Newswire (a Cision company), Vocus	Vocus, Gorkana, Visible, viralheat	Vocus, Gorkana, Visible, viralheat

(1) Burton-Taylor Consulting Research based on revenue.

3

CISION | CAPITOL

Sources: Burton - Taylor Consulting Research. Cision management. Note: Cision revenue is 2016 , pro forma for a full year of ( i ) the acquisition of PR Newswire, completed June 2016; (ii) the divestiture of The Vintage Group, completed March 2017; and ( iii ) the acquisition of a business intelligence and media analysis provider, signed March 2017. Other revenue metrics are 2015 estimates per Burton - Taylor Consulting Research. Nasdaq is pro forma for the acquisition of Marketwired . Leading Player in the Industry Global Competitive Landscape for Communications Solutions Providers Company Est. Revenue Monitoring Analysis Database Distribution Global Reach = greater capacity $600 Cision Kantar Meltwater Businesswire Nasdaq + Marketwired Isentia Trendkite $613m $182m $182m $124m $106m $106m NA Cision is uniquely positioned with its scale, comprehensive product set, and global reach Scale Products Geography Americas, EMEA, & Asia EMEA Americas, EMEA, & Asia Americas Americas & EMEA Asia Americas 4

Cision is deeply embedded in industry workflow Industry Standard for PR Professionals Sources: LinkedIn and Twitter. 5

Loyal, Diversified, Blue Chip Customer Base Source: Forbes.com “2016: World’s 100 Most Valuable Brands”. The Holmes Report 2016. (1) Represents Cision U.S. recoup rates, including client upsell. (2) Enterprise: >$20k annual spend. (3) Current PR Newswire U.S. and Cision U.S. combined contract values per customer. ▪ 75,000+ global customers ▪ 91 of the top 100 worldwide brands ▪ 47 of the top 50 PR companies in the UK ▪ 96 of the top 100 PR companies in the US Cision’s loyal customer base represents a powerful growth engine to sell through as the product suite expands Extensive Reach of Enterprise & PR Customers Customer Concentration 2016 Renewal Rates (1) (2) Enterprise Contract Value (3) High: ~$3.8m Low: ~$20k Avg.: ~$52k 2016 Revenues by Type ▪ 82% of revenue is subscription or recurring ▪ The top 25 customers account for 3% of revenue 6

Expansive Global Reach Cision headquarters (Chicago, Illinois) Cision office 2016 Revenue by Geography (1) (1) Based on actual currency rates. Pro forma for a full year of ( i ) the acquisition of PR Newswire, completed June 2016; (ii) the divestiture of The Vintage Group, completed March 2017; and (iii) the acquisition of a business intelligence and media analysis provider, signed March 2017. 7

• Oversees the Cision executive management team across operations globally • More than 25 years of experience in reshaping modern digital, social and mobile marketing • Prior to Cision, Kevin was GM & SVP at Oracle Marketing Cloud, where he built the business from a small player to the second largest in the market, largely through M&A • Held senior leadership positions at several companies prior to Oracle, including Data.com, Salesforce, RR Donnelley, and Jigsaw Experienced Management Team Jack Pearlstein – EVP & Chief Financial Officer • Oversees Cision’s finance, accounting, legal, HR and facilities functions • 20 years of financial, operational and strategic planning experience working with technology companies • Has served as CFO for four previous GTCR companies over 20 years, three of which IPO’d (of those three, two were subsequently sold) and the fourth was sold Mark Jones Chief Product Officer Kevin Akeroyd – Chief Executive Officer Jason Edelboim President, Americas Sean O’Driscoll Chief Strategy & Insights Officer Chris Lynch Chief Marketing Officer Robert Coppola Chief Information Officer Yujie Chen SVP, Asia Pacific Whitney Benner Chief HR Officer Jeremy Thompson CEO (EMEA & India) Cision & PRN 8

Industry Overview

#3 #2 #1 Media Budgets Are Shifting to Earned Paid Media Owned Media Earned Media #1 #2 #3 CONSUMER TRUST CORPORATE BUDGETS ▪ Press coverage ▪ Social media posts ▪ Ratings / Reviews ▪ Online word - of - mouth ▪ Company website ▪ Company blog ▪ Company - owned social accounts ▪ Traditional ads ▪ Mobile ads ▪ Paid search ▪ Social media ads Category Leader “Earned” is the most trusted media category yet has the smallest allocation of CMO budget dollars. The shift in marketing spend from paid to earned represents a significant opportunity for Cision Sources: Nielsen and Outsell. 9

Key Industry Highlights

CMO: Becoming the Largest Technology Buyer

Enterprise Technology Spend as % of 2016 Revenue



3.24%
3.4%
CMO (Marketing)
CIO (IT)

Marketing technology spend is expected to exceed spend on core enterprise IT in 2017 and is growing at a much faster rate – 12% vs. 3%(1)

Marketing Budgets Shifting to Earned Media

Earned media is free *at the core with only investment applied to getting and monitoring it so ROI is high*

60% *of internet users have used an ad-blocker on their main computer*

93% *of marketers believe influencer marketing is effective in raising brand awareness*

75% *of marketers believe influencer marketing generates sales leads*

CMOs Prefer Platforms over Point Solutions

Platform Solutions > **Point Solutions / Tools**

PRs and CMOs prefer to invest in fully-integrated PR SaaS platforms with closed loop capabilities for campaign execution and analysis

Expanding Addressable Market



$3bn
$32bn
$195bn
PR Software & Services
Marketing Software
Digital Marketing

The launch of the C3 and future platform extensions will expand the total addressable market

Sources: Burton-Taylor Consulting Research, Gartner, Global Web Index, IDC, Launchmetrics. Nielsen, Outsell, and Statista.
(1) 2016 growth rates for marketing technology and IT.

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CISION CAPITOL

Marketing Clouds Demonstrate Platform Success

Over the last 7 years, SaaS leaders have successfully consolidated digital marketing solutions into large and rapidly growing platforms. Prior to joining Cision, Kevin Akeroyd led the team that built the Oracle Marketing Cloud from the nascent stage

Platform solutions have separated from the pack in the eyes of marketers

Point Solutions	Integrated Platforms	
Omniture, TubeMogul, Demdex, efficient frontier, neolane, Day	Adobe Marketing Cloud	• ~$2.1 billion projected SaaS revenue • 28% projected growth
datalogix, eloqua, responsys, Compendium, bluekai, maxymiser	Oracle Marketing Cloud	• Not Disclosed
radian6, Buddy Media, krux, ExactTarget	salesforce marketing cloud	• ~$900 Million projected SaaS revenue • 38% projected growth

Sources: Gartner and Wall Street research.
Note: Revenue based on 2017 estimates. Growth based on 2016-2017.

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CISION CAPITOL

$3bn PR Software and Services The launch of the Cision Communications Cloud™ and future platform extensions are expected to significantly expand the company’s total addressable market Large, Expanding Market Opportunity $195bn+ Digital Marketing $32bn Marketing Software Today 2018 2020 Sources: Burton - Taylor Consulting Research, IDC, and Statista. 12

Growth Strategy

Year - End 2017 Today The Cision Communications Cloud™ is expected to transform the communications industry A Core Category Leader Big Data Initiatives Integrated Cloud Platform Platform Extensions ▪ Cision is a global leader, with a comprehensive end - to - end product suite including distribution, media monitoring, media database and media analysis ▪ First closed loop platform for executing and analyzing campaigns in a cohesive way under one umbrella ▪ C3 launched in 4Q 2016 ▪ Expected to drive higher ASP and total spend opportunity ▪ Already being adopted by large enterprise clients and key partners ▪ Cision’s data initiative is expected to expand measurement capabilities by year - end 2017 , allowing its customers to track customer spend, leads, sentiment and engagement back to the source (key influencers) ▪ Cision plans to monetize its highly valuable data that links back to a specific brand, content, influencer and reporter through corporates and media networks ▪ Extending Cision’s platform into adjacent earned media categories including ratings & reviews, content marketing and user - generated content ▪ Opportunity to expand Cision’s addressable market to $195 billion by 2020 Growth Strategy 2 1 3 2016 2018+ Strategic Acquisitions ▪ Cision has a robust pipeline of potential strategic acquisitions to expand its footprint to new international markets and add capabilities to its C3 platform Source: Statista. 13

In October 2016, Cision launched its new integrated platform, the Cision Communications Cloud™ The Cision Communications Cloud™ incorporates Cision’s full suite of products, creating a closed loop platform for executing and analyzing campaigns in a cohesive way under one umbrella Integrated Cloud Platform: Launch of C3 1 14

1 Integrated Cloud Platform: Evolution of Features

Cision's leading product team is continually adding new features to address the evolving needs of its customers

Schedule of Feature Additions	Legacy (2015) (cisionpoint)	October 2016 (CISION COMMUNICATION CLOUD)	4Q 2017 (CISION COMMUNICATION CLOUD 2.0)
Media Database	• Media List Building	+ Influencer Recommendations + Audience Demographics	+ Non Media Influencers (top Youtubers, Instagrammers) and their followers
Media Monitoring	• Monitoring of client search terms • Acquired Visible and Viralheat	+ Ability to search an archive of news content by keyword and gain insights	+ Trending topics + Crisis alerts + Benchmarks + Calibration with strategic assets like reputation, goodwill, etc.
Media Analysis	• Share of Voice, Ad Values, Prominence & Impact Reporting	+ Google analytics integration	+ Enhanced social analytics + Reach + Engagement + Profile + Conversion
Distribution	• Limited Marketwired channels	+ Integrated press release distribution through PRNewswire	+ Earned media generated from press releases + Data-driven audience targeting for distribution
Data / Attribution	• None	• None	+ Influencer ID (map relationships between an influencer and their audience) + Earned media audience data

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CISION CAPITOL

Cision is currently building sophisticated attribution capabilities into the network, which it expects will enable customers to track end user reach, engagement and purchase conversion data, significantly increasing the value of Cision’s platform by year - end 2017 Big Data: Expanding Measurement Capabilities 2 Cision sends news release to publisher with features that enable tracking Individuals view the release Cision captures engagement actions (page views, link clicks, etc.) Distribution Audience Database Cision can report on what happens ‘downstream’ of an individual viewing the press release ▪ Purchase Conversion Data ▪ Total Online Audience Views or Impressions ▪ Psychographics ▪ Engagement Metrics ▪ In - Market Data ▪ Demographics ▪ B2B Segments ▪ ROI 16

Cision’s large, digital distribution network will provide unique visibility into the brand, the content, the influencer, and paid and earned media – which influence billions of end users or consumers Big Data: Data Monetization 2 Key potential data monetization channels Brands ▪ Use the data to improve audience targeting and measure sales impact of marketing campaigns Media Networks ▪ Use the data to demonstrate to brands the effectiveness of advertising on their platforms and drive ad spend Consumer and influencer data Note: Brands and media networks shown are representative. 17

Cision plans to extend its platform into adjacent earned media categories through bolt - on transactions and organic growth initiatives, expanding the market opportunity Earned Media Platform Extensions Bolt - On M&A + Organic Initiatives Employee Amplify Influencer Performance Content Marketing User - Generated Content Ratings & Reviews 3 Earned Cloud 18

Financial Overview

(2) ▪ Cision closed its acquisition of PR Newswire in June 2016, creating a global PR solutions platform leader with $613 million of pro f or ma 2016 revenue (1) , of which 82.5% is recurring in nature ▪ Recent launch of the Cision Communications Cloud™ and PRN cross - selling initiatives are driving near - term revenue growth ▪ Future growth supported by significant enhancements to the current product suite, most importantly the addition of deep data ana lytics which is expected to drive attribution data monetization (1) Predictable, Recurring Revenue Pro Forma Revenue Growth ($ millions) Note: Projected financials pro forma for a full year of ( i ) the divestiture of The Vintage Group, completed March 2017 and (ii) the acquisition of a business intelligence and media analysis provider, signed March 2017. Projections are based on 2017 budget exchange rates. See the disclaimers at the beginning of this presentation for important qu alifications and limitations on the use of projections. Actual results may differ materially. (1) Pro forma for a full year of ( i ) the acquisition of PR Newswire, completed June 2016; (ii) the divestiture of The Vintage Group, completed March 2017; and ( iii ) the acquisition of a business intelligence and media analysis provider, signed March 2017. (2) Represents results of operations starting from April 14, 2014. 19

Adj. EBITDA Growth Adj. EBITDA Margin % ($ millions) (2) (1) (1) ▪ Anticipated cost synergies related to the PRN acquisition are the primary driver of 570 basis points of EBITDA margin expansi on from 2016 to 2018 ▪ Beginning in 2018, Cision plans to begin monetizing its high margin data analytics products Significant EBITDA Growth Pro Forma Note: Projected financials pro forma for a full year of ( i ) the divestiture of The Vintage Group, completed March 2017 and (ii) the acquisition of a business intelligence and media analysis provider, signed March 2017. Projections are based on 2017 budget exchange rates. See the disclaimers at the beginning of this presentation for important qu alifications and limitations on the use of projections. Actual results may differ materially. In addition, please refer to the Appendix for a reconciliation of historical Adjusted EBITDA to the GAAP measure. (1) Pro forma for a full year of ( i ) the acquisition of PR Newswire, completed June 2016; (ii) the divestiture of The Vintage Group, completed March 2017; and ( iii ) the acquisition of a business intelligence and media analysis provider, signed March 2017. (2) Represents results of operations starting from April 14, 2014. 20

PR Newswire Synergies

Cost Synergies

- The PR Newswire acquisition presents cost reduction opportunities totaling $57 million
  - $28 million of cost was actioned in 2016, $11 million expected to be actioned in 2017, and $18m in 2018(+)

Cost Synergy Realization Schedule(1)

($ millions)


$5.2
$22.0
$29.4
2016
2017
2018+

Cost Synergies by Category

($ millions)

Workforce Rationalization		$37.7
Exec / Finance / Legal / HR / Other	$14.5	
Sales & Marketing	11.6	
Operations and IT	11.5	
Facilities & IT Consolidation		8.4
Other G&A / Indirect Spend		6.2
Vendor Consolidation & Contract Renegotiation		4.3
Total Synergies		**$56.6**

Cross-Sell Synergies

- The complementary nature of the PR Newswire acquisition creates a ~$50m annual revenue cross-sell opportunity
- Cision is already experiencing improvements in new business bookings and renewal rates


Cross-sell opportunity
CISION
~13,000
US Customers
Only
~2,600
overlapping
customers
PR Newswire
a CISION company
~16,000
US Customers
Cross-sell opportunity

Note: See the disclaimers at the beginning of this presentation for important qualifications and limitations on the use of projections. Actual results may differ materially.
(1) Based on synergies projected to be realized on the income statement.

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CISION CAPITOL

Attractive Tax Attributes and FCF Growth

- EBITDA growth and low capex intensity (CAPEX ~5% of revenue) expected to drive 14.1% 2017-2021 CAGR in free cash flow to equity
- With a new capital structure following the merger with Capitol, Cision will have lower interest expense and lower leverage, which will greatly increase free cash flow and financial flexibility
- Attractive tax attributes, driven by U.S. net operating losses ($97m as of year-end 2016) and international holding company structure
- Negative working capital driven by upfront payments on subscription sales

Free Cash Flow Growth



($ millions)
Levered FCF(1)
Unlevered FCF(2)
'17-'21
CAGR
14.9%
14.1%
$199
$225
$260
$304
$347
$127 (3)
$160
$155
$187
$216
2017
2018
2019
2020
2021

	2017	2018	2019	2020	2021
Adj. EBITDA	$227	$260	$294	$338	$380
CAPEX	$29	$34	$34	$34	$34
UFCF Conversion(4)	87.3%	86.9%	88.5%	90.0%	91.1%
LFCF Yield(5)	10.5%	13.2%	12.8%	15.4%	17.8%

Note: Projected financials pro forma for a full year of (i) the divestiture of The Vintage Group, completed March 2017 and (ii) the acquisition of a business intelligence and media analysis provider, signed March 2017. Projections are based on 2017 budget exchange rates. See the disclaimers at the beginning of this presentation for important qualifications and limitations on the use of projections. Actual results may differ materially. Assumes no acquisitions.

(1) Defined as Adj. EBITDA - capex - net cash interest - cash taxes - Δ in working capital - sponsor management fees. Pro forma for $302m of expected debt paydown in the transaction and assumed repricing of the 1st lien debt. Assumes future period excess cash flow is applied to pay down debt.
(2) Defined as Adj. EBITDA - capex.
(3) Pro forma for $302m of expected debt paydown in the transaction and assumed repricing of the 1st lien debt.
(4) Defined as unlevered FCF / Adj. EBITDA.
(5) Defined as levered FCF / equity value. Based on $10.00 share price.

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CISION CAPITOL

▪ Strong free cash flow derived from recurring revenue model expected to result in rapid deleveraging − 5.2x at transaction close (4.6x including unrealized synergies) (1) ▪ Net leverage declines to 3.7x by 2018 with 1.5x deleveraging accreting to equity holders Net Leverage (2) Note: Projected financials pro forma for a full year of ( i ) the divestiture of The Vintage Group, completed March 2017 and (ii) the acquisition of a business intelligence and media an aly sis provider, signed March 2017. Projections are based on 2017 budget exchange rates. See the disclaimers at the beginning of this presentation for impo rta nt qualifications and limitations on the use of projections. Actual results may differ materially. Assumes future period excess cash flow is applied to pay down debt. Assumes no acquisitions. (1) Based on 2017 estimated Adj. EBITDA. (2) Pro forma for $302m of expected debt paydown in the transaction and assumed repricing of the 1st lien debt. Rapid Debt Paydown Accretes to Equity Holders 23

Business Combination

Transaction Overview

- Pro forma firm value of $2.4 billion and FV / 2017 Adj. EBITDA of 10.5x
- GTCR and current management will roll 100% of their holdings
- $302 million ($325 million net of $23 million of expenses) will be used to pay down the second lien debt at Cision
- In connection with the transaction, Cision plans to consider alternatives to optimize its capital structure
- Cision shareholders to receive up to 6 million incentive earnout shares, issued in 2 million increments when the stock price reaches $13.00, $16.00 and $19.00 per share
- Completion of the transaction is expected in 2nd Quarter 2017

Post-Transaction Ownership(1)


Capitol Shareholders 32%
GTCR 57% (2)
Management & Others (2) 11%

Implied Firm Value

($ millions)

Shares Outstanding(1)	121.1
Share Price	$10.00
Equity Value	**$1,211**
Less: Cash	(15)
Plus: Debt	1,200
Firm Value	**$2,397**

Transaction Multiples	
FV/2017E Adj. EBITDA ($227 million)	10.5x
FV/2018E Adj. EBITDA ($260 million)	9.2x

Sources and Uses

($ millions)

Sources	
Capitol Cash Investment	$325
Total Sources	**$325**
Uses	
Cash to Pay Down Debt	$302
Transaction Expenses	23
Total Uses	**$325**

Note: 2017 and 2018 estimated Adj. EBITDA pro forma for a full year of (i) the divestiture of The Vintage Group, completed March 2017 and (ii) the acquisition of a business intelligence and media analysis provider, signed March 2017. Projections are based on 2017 budget exchange rates. See the disclaimers at the beginning of this presentation for important qualifications and limitations on the use of projections. Actual results may differ materially. Proceeds remaining in Capitol's trust account after redemptions and the payment of fees will become an asset of the combined company.

(1) Based on fully diluted shares outstanding at $10.00 share price. Excludes 24.5 million outstanding warrants with a strike price of $11.50 per share and 6 million incentive earnout shares to be issued to current Cision shareholders in 2 million increments when the stock price reaches $13.00, $16.00 and $19.00 per share.

(2) Estimated as of March 15, 2017.

24

CISION CAPITOL III

Median: 14.3x Median: 14.9x Valuation Discount to Peers… Enterprise Software Information Services Sources: Company filings, FactSet , and Wall Street research. Note: Market data as of 3/14/2017. Cision is pro forma for a full year of ( i ) the divestiture of The Vintage Group, completed March 2017 and (ii) the acquisition of a business intelligence and media analysis provider, signed March 2017. See the disclaimers at the beginning of this presentation for important qualifications and limitations on the use of projecti on s. Actual results may differ materially. Research estimates are based on calendarized data. (1) Based on $10.00 share price. (2) Defined as (Adj. EBITDA - capex - net cash interest - cash taxes - ∆ in working capital - sponsor management fees) / equity valu e. Cision 2017 estimated FCF is pro forma for capital structure optimization created by the transaction, including $302 million of debt paydown. Based on $10.00 share price. FV / 2017E Adj. EBITDA 2017E FCF Yield Median: 4.5% Median: 4.0% (2) (1) 25

…With Compelling Financial Metrics ’17E - ’19E Revenue CAGR Sources: Company filings, FactSet , and Wall Street research. Note: Cision is pro forma for a full year of ( i ) the divestiture of The Vintage Group, completed March 2017 and (ii) the acquisition of a business intelligence and media analysis provider, signed March 2017. See the disclaimers at the beginning of this presentation for important qualifications and limitations on the use of projections. Act ual results may differ materially. (1) 2017 - 2018 growth rates due to lack of estimates. Median: 6.1% Median: 8.8% ’17E Adj. EBITDA Margin Median: 41.0% Median: 26.5% Median: 5.9% Median: 6.6% ’17E - ’19E Adj. EBITDA CAGR Enterprise Software Information Services (1) (1) 26

Top Tier Sponsorship

GTCR

Technology Investment Leadership

- Since its inception, GTCR has invested more than $12 billion in over 200 companies
- GTCR's investment approach focuses on partnering with exceptional management leaders as the critical first step in building great companies through organic growth and acquisitions
- Technology is a core area of focus for GTCR and is one of their 4 main investment verticals
- GTCR brings exceptional operational and execution support to Cision, which represents the largest equity investment in its history, after first investing in the company in 2014

CAPITOL

Investing and SPAC Leadership

- Capitol team has a track record of highly successful SPAC transactions and a long history of building and investing in growth companies
- Capitol Acquisition Corp. created Two Harbors in 2009, which grew into the third largest mortgage REIT in the United States, growing its market cap from $119 million to $4.4 billion, resulting in a 17.3% annualized return[(1)]
- Capitol Acquisition Corp. II merged with Lindblad Expeditions in 2015, fully-funding the company's growth plan, and helping to execute the fleet expansion and M&A
- Capitol identified Cision as an outstanding opportunity to bring its investment, company building, and strategic support to create substantial shareholder value over a long timeframe

Source: FactSet.
(1) Two Harbors data includes spin-off of Silver Bay and is based on Mark Ein's tenure on the board of directors.

27

CISION CAPITOL

Appendix

Adjusted EBITDA Reconciliation Note: 2014 and 2015 represent audited financials. 2016 financials are unaudited. Year ended December 31, 2014 2015 2016 GAAP Net Income ($107.5) ($88.0) ($147.2) Depreciation and amortization 45.7 104.0 129.7 Interest expense 27.0 58.8 127.6 Income tax (31.0) (3.6) 5.0 GAAP EBITDA ($65.9) $71.3 $115.0 Acquisition fees and expenses 33.2 11.7 26.0 Restructuring charges 14.9 15.8 19.6 Stock-based compensation 31.9 5.3 5.3 Deferred revenue reduction from purchase accounting 39.5 10.9 1.2 Reduction related to divested assets (4.6) (7.6) (2.0) Sponsor fees and expenses 0.4 0.6 0.6 Unrealized FX loss (gain) 10.0 10.8 (3.5) Adjusted EBITDA $59.5 $118.9 $162.2 Reconciliation of Net Income to Adjusted EBITDA ($ millions) 28